UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to section 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 26, 2007
HUDSON CITY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-26001 (Commission File Number)	22-3640393 (IRS Employer Identification No.)
West 80 Century Road
Paramus, New Jersey 07652
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (201) 967-1900
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Compensatory Arrangements of Certain Officers.
     On January 22 and 23, 2007 the Compensation Committee of the Board of Directors of Hudson City Bancorp, Inc. (the “Company”) and Hudson City Savings Bank (the “Bank”), and the Company’s and Bank’s Boards of Directors, took the following actions relating to the compensation of executive officers and non-employee directors.
     Equity Compensation for Executive Officers. On January 22, 2007, the Committee authorized, subject to Board of Directors ratification, and on January 23, 2007 the Board of Directors ratified, the grant to executive officers and other employees of the following options to purchase shares of the Company’s Common Stock, pursuant to the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan:

		Performance Options	Retention Options
		(# of Shares	(# of Shares
Name	Position	of Common Stock)	of Common Stock

Ronald E. Hermance, Jr.	Chairman, President and Chief Executive Officer and Director of the Bank and the Company	1,125,000	-0-

Denis J. Salamone	Senior Executive Vice President and Chief Operating Officer and Director of the Bank and the Company	337,500	-0-

John M. Tassillo	Executive Vice President of the Bank and the Company	-0-	135,000

James Kranz	Senior Vice President and Investment Officer of the Bank	67,500	-0-

Thomas E. Laird	Senior Vice President and Chief Lending Officer of the Bank	67,500	-0-

All other executive officers as group (5 individuals)		337,500	-0-

All other officers and employees as a group (35 individuals)		1,057,500	-0-
     The options were granted on January 26, 2007, the third trading day after the release of the Company’s financial results for the year ended December 31, 2006, to each grant recipient who was an active employee on such date and have an exercise price of $13.78 per share, which is equal to the closing sales price of Hudson City Bancorp, Inc. Common Stock on the Nasdaq Stock Market on such date. Retention options are designated as incentive stock options, up to applicable limits; all other options are granted as non-qualified stock options.
     Retention options granted to Mr. Tassillo will be vested and exercisable 100% on the first anniversary of the grant date. Retention options are generally forfeited in the event the option recipient terminates service before such date. In the event of termination of service due to death or disability (as defined in the 2006 Stock Incentive Plan) within six months prior to a vesting date, the options scheduled to vest on that vesting date will vest on the date of termination. In the event of a change in control (as defined in the 2006 Stock Incentive Plan) followed by a discharge without cause or a resignation with good reason, all unvested options will vest on the date of termination. The options expire on the tenth anniversary of the grant date or, if earlier, immediately upon termination of service for cause (as defined in the 2006 Stock Incentive Plan), one year after termination due to death, disability (as defined in the 2006 Stock Incentive Plan) or retirement (as defined in the 2006 Stock Incentive Plan), and three months after voluntary or involuntary termination for any other reason. The terms and conditions of the options will be set forth in a Retention Stock Option Agreement and the 2006 Stock Incentive Plan, the full text of which was included as

Appendix B to the Proxy Statement dated April 28, 2006 for the 2006 Annual Meeting of Shareholders and which is incorporated herein by reference.
     Performance options granted to all individuals will be vested and become exercisable 100% on the third anniversary of the grant date, provided that the option recipient remains in the continuous employ of the Company and/or the Bank through the third anniversary of the grant date and specified performance measures have been satisfied. The specified performance measures are (1) as to one-half of the number of options granted to each recipient, a target level of aggregate diluted earnings per share measured over any four consecutive calendar quarters during calendar years 2007, 2008 and 2009, and (2) as to the balance of the number of options, a target level for return on average equity which must be attained or exceeded for at least one calendar quarter during 2007, 2008 or 2009. The performance targets are subject to adjustment by the Compensation Committee in the event of a purchase or disposition of a business unit or line of business, stock split, stock dividend or other event where an adjustment is appropriate to prevent the unintended enlargement or diminution of rights. Performance options are generally forfeited in the event the option recipient terminates service before the vesting date or if the applicable performance target is not achieved. In the event of termination of service due to death or disability (as defined in the 2006 Stock Incentive Plan) within six months prior to a vesting date, the options scheduled to vest on that vesting date will vest on the date of termination. In the event of a change in control (as defined in the 2006 Stock Incentive Plan) followed by a discharge without cause or a resignation with good reason, all unvested options will vest on the date of termination. The options expire on the tenth anniversary of the grant date or, if earlier, immediately upon termination of service for cause (as defined in the 2006 Stock Incentive Plan), one year after termination due to death, disability (as defined in the 2006 Stock Incentive Plan) or retirement (as defined in the 2006 Stock Incentive Plan), and three months after voluntary or involuntary termination for any other reason. The terms and conditions of the options will be set forth in a Performance Stock Option Agreement and the 2006 Stock Incentive Plan, the full text of which was included as Appendix B to the Proxy Statement dated April 28, 2006 for the 2006 Annual Meeting of Shareholders and which is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
The following is filed with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Hudson City Bancorp, Inc. 2006 Stock Incentive Plan, incorporated by reference to Appendix B to the Proxy Statement dated April 28, 2006 filed with the Commission on April 28, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON CITY BANCORP, INC.
By:	/s/ Ronald E. Hermance, Jr.
Ronald E. Hermance, Jr., Chairman,
President and Chief Executive Officer

Dated: January 29, 2007